EXHIBIT 99.1

CHARMING SHOPPES ANNOUNCES THE APPOINTMENT OF
M. JEANNINE STRANDJORD TO ITS BOARD OF DIRECTORS

Bensalem, PA, April 25, 2006 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, announced that M. Jeannine Strandjord has been appointed to its Board of Directors.

Ms. Strandjord is an experienced financial executive whose career has spanned more than 30 years. Most recently, she has served as the Senior Vice President and Chief Integration Officer of Sprint Corporation from 2003 until her retirement in 2005, with responsibility for implementation of Sprint’s transformation, including overall program management of comprehensive process redesign and organizational development. Prior to 2003, Ms. Strandjord served Sprint and subsidiaries of Sprint in a number of financial capacities, including Senior Vice President of Financial Services, Senior Vice President and CFO of the Long Distance Division, Senior Vice President and Treasurer, and Vice President and Controller of Sprint. Prior to joining Sprint, Ms. Strandjord was Vice President of Finance for Macy’s Midwest and had held financial positions with Kansas City Power & Light Co.

Ms. Strandjord holds a bachelor’s degree in business administration and accounting from the University of Kansas and is a certified public accountant. She is a member of the Board of six registered investment companies which are a part of American Century Funds and a member of the Boards of DST Systems, Inc. and Euronet Worldwide, Inc.

Ms. Strandjord resides in Kansas City with her husband and adult daughter.

Charming Shoppes, Inc. operates 2,236 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, and CATHERINES PLUS SIZES®. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955